Exhibit 5.1

[Goodwin Procter LLP Letterhead]

August 31, 2020

DiamondRock Hospitality Company

2 Bethesda Metro Center, Suite 1400

Bethesda, Maryland 20814

Re:       Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-226674) (as amended or supplemented, the “Registration Statement”) filed on August 18, 2018 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of any combination of securities of the types specified therein by DiamondRock Hospitality Company, a Maryland corporation (the “Company”). The Registration Statement became effective upon filing with the Commission on August 18, 2018.

Reference is made to our opinion letter dated August 18, 2018 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on August 21, 2020 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 5,000,000 shares of the Company’s 8.250% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, liquidation preference $25.00 per share (the “Shares”), covered by the Registration Statement. The Shares include an over-allotment option granted to the underwriters of the offering to purchase 600,000 Shares.

The Shares are being sold to the several underwriters named in, and pursuant to, the underwriting agreement, dated August 20, 2020, by and among the Company, DiamondRock Hospitality Limited Partnership, a Delaware limited partnership, and Wells Fargo Securities, LLC, as representative of the underwriters named in Schedule A thereto (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Maryland General Corporation Law.

DiamondRock Hospitality Company

August 31, 2020

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 31, 2020 which is incorporated by the reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP